6340 Sequence Drive San Diego, CA 92121 1-888-738-3646 www.dexcom.com

September 11, 2026

Jereme Sylvain
Via Email

Dear Jereme:

Congratulations! Dexcom (“Dexcom”, or the “Company”) is pleased to confirm your promotion to become EVP, Chief Operating Officer and Chief Financial Officer. The effective date of your promotion will be September 14, 2026 (“Effective Date”), subject to the terms and conditions of this letter agreement and your continued employment with the Company through the Effective Date.

During your employment as Chief Operating Officer and Chief Financial Officer, you will report to Jake Leach, President and Chief Executive Officer. Your principal work location will be at the Company’s office in San Diego, California, subject to necessary business travel. You shall be responsible for all duties customarily associated with the role of Chief Operating Officer and the role of Chief Financial Officer, in each case, of a publicly-traded company. You agree to devote your full-time working time, attention, and energies to the Company. During your employment with the Company, you will not engage in any business activity that is in conflict with your duties and obligations to the Company. You agree that you will not be employed by, or provide services to, any other person or entity (other than volunteer, unpaid services to educational, charitable, religious, or other non-profit organizations that do not interfere with your duties to the Company) without the prior written consent of the President and CEO.

As of the Effective Date, your annual base salary will be increased to $767,000 (your “Base Salary”), less payroll deductions and all required withholdings. You will be paid biweekly and will continue to be eligible to participate in the comprehensive benefit program that we offer to employees and their families, which includes medical, dental and vision insurance plans, a 401(k) investment program, and paid-time-off and holidays. Dexcom may, in its sole discretion, change or modify the benefit programs in which you participate.

As of the Effective Date, your target bonus opportunity for purposes of any annual bonus plan adopted under the Company’s Incentive Bonus Plan shall be equal to 75% of your Base Salary.

You shall remain eligible to receive an annual equity award grant under the Company’s Amended and Restated 2015 Equity Incentive Plan (the “Plan”) in accordance with the Company’s annual grant practices and policies. These grants are subject to approval by the Compensation Committee and shall be subject to the terms and conditions of the Plan and the applicable award agreements governing such grants.

As a Dexcom employee, you will be expected to continue to abide by the Company’s rules and regulations, including the Employee Proprietary Information and Inventions Agreement attached hereto as Exhibit A, which you shall be required to execute as a condition to your promotion to EVP, Chief Operating Officer and Chief Financial Officer, and which prohibits unauthorized use or disclosure of Dexcom’s proprietary information among other prohibitions and obligations.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality, or to otherwise violate any obligation to a prior employer in connection with your employment with the Company. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

Your employment relationship with Dexcom is at-will. Accordingly, you may terminate your employment with Dexcom at any time, for any reason whatsoever, simply by notifying the Company. Likewise, Dexcom may terminate your employment at any time, with or without cause or advance notice. In addition, you will be eligible to participate in Dexcom’s Amended and Restated Severance and Change in Control Plan, as may be amended from time to time (the “Severance & Change in Control Plan”).

6340 Sequence Drive San Diego, CA 92121 1-888-738-3646 www.dexcom.com

This letter, together with your Employee Proprietary Information and Inventions Agreement and the Severance & Change in Control Plan, forms the complete and exclusive statement of your employment agreement with Dexcom. It supersedes any other agreements or promises made to you by anyone, whether oral or written, and it can only be modified in a written agreement signed by you and by the Board.

Please sign and date this letter and return it to me by September 11, 2026. Jereme, we are excited to be extending this offer to you and look forward to working with you in your expanded role.

Sincerely,

/s/ Jake Leach
Jake Leach
President and Chief Executive Officer

Accepted and Agreed:

/s/ Jereme Sylvain
Signature

Jereme Sylvain
Name

9/11/2026
Date

6340 Sequence Drive San Diego, CA 92121 1-888-738-3646 www.dexcom.com

EXHIBIT A

Employee Proprietary Information and Inventions Agreement